UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 9, 2010

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	333-163511	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Anthony A. Lopez III, Esq.

c/o Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

and

Barry I. Pershkow, Esq.

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000

Bethesda, MD 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On April 9, 2010, ProShares Trust II issued a press release announcing a reverse stock split of the shares of beneficial interest of two of its series: ProShares UltraShort Silver and ProShares UltraShort Gold (the “Reverse Splits”). The Reverse Splits are to be effective prior to the opening of trading on NYSE Arca on April 15, 2010.

The Reverse Splits will be effective for shareholders of record after the close of the markets on April 14, 2010. ProShares UltraShort Gold (NYSE Arca symbol “GLL”) will execute a 1-for-5 reverse split of shares, and ProShares UltraShort Silver (NYSE Arca symbol “ZSL”) will execute a 1-for-10 reverse split of shares. The funds will trade at their post-split prices on April 15. The ticker symbols for the funds will not change, and they will continue to trade on NYSE Arca.

The Reverse Splits will reduce the number of shares outstanding for the funds, and result in a proportionate increase in the price per share of each fund. Therefore, the Reverse Splits will not change the aggregate net asset value of a shareholder’s investment at the time of the split.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated April 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2010

ProShares Trust II

By:	/S/ LOUIS MAYBERG
Louis Mayberg
Principal Executive Officer